EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE

AND FIRST QUARTER FINANCIAL RESULTS

Recent Highlights Include:

•                  Extension and amendment of Firmenich Collaboration Agreement expected to provide Senomyx with additional products and product categories for direct sales

•                  New Supply Agreement with Firmenich facilitates implementation of direct sales strategy intended to accelerate and expand commercialization of Senomyx’s flavor ingredients

•                  Ended quarter with approximately $40 million in cash and investments; secured significant additional non-dilutive collaborator funding

SAN DIEGO, CA — April 25, 2013 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter 2013. The Company ended the first quarter with $39.9 million in cash and highly liquid investments.

“This is an exciting time for Senomyx as we move forward with implementation of our new direct sales strategy,” stated Kent Snyder, Chief Executive Officer of the Company.  “Our direct sales initiative is intended to allow Senomyx to have a greater role in the commercialization of our flavor ingredients and increase the value that Senomyx derives from our discoveries.  We believe both of our recently announced agreements with Firmenich support these important objectives.”

Earlier this month, Senomyx and Firmenich, the world’s largest privately-owned fragrance and flavor company, announced that the companies have amended and restated their Sweet Taste Program collaboration agreement.  The amendment extends the period of research funding from Firmenich for Senomyx’s Sweet Taste Program through July 2016.  The associated extension payment and incremental committed research and development funding will provide Senomyx with significant funding over the next several years.  The amended agreement gives Firmenich exclusive rights to commercialize certain Senomyx ingredients with sweet flavor modifying properties discovered under the collaboration in food and select beverage product categories for a period of time.

“A key aspect of Senomyx’s amended agreement with Firmenich is that after a period of exclusivity, Senomyx can begin selling the flavor ingredients to other flavor companies while Firmenich continues sales to food and beverage companies,” said John Poyhonen, President and Chief Operating Officer of the Company.  “This will allow us to build our direct sales product portfolio progressively with new sweet flavor modifiers.”

Concurrent with the amendment, Senomyx and Firmenich entered into a supply agreement under which Firmenich has agreed to supply Senomyx with commercial quantities of certain ingredients from the Sweet Taste Program. “Firmenich is a world-class flavor ingredient manufacturer that already has experience with Senomyx’s modifiers,” Poyhonen noted.  “We believe this arrangement will streamline the launch of our direct sales strategy without Senomyx having to incur the cost of sourcing and establishing manufacturing capabilities at this time. We expect that Firmenich will manufacture commercial quantities of our S9632 sucrose modifier by the end of 2013.  We currently anticipate Senomyx’s first direct sale of S9632 in late-2013 or early-2014.”

“We continue to make significant advancements in our Sweet Taste Program,” Snyder said.  “We have used Senomyx’s proprietary technologies to discover and develop multiple sucrose modifiers, each of which has distinct characteristics that enable the modifier to restore the desired sweet taste in a variety of sugar-reduced products.  Our technology also led to S617, a modifier of both sucrose and high fructose corn syrup (HFCS) that is currently in the development phase.  Most recently, we have identified a number of additional promising fructose modifiers that demonstrated the ability to restore the taste of product prototypes with reduced HFCS.  We believe that having a portfolio of modifiers for HFCS, a widely used sweetener, will expand the product applications that we can address and increase the value of our sweet modifier offerings.”

Commercialization Updates:

Senomyx Direct Sales Initiative:  Under the Company’s new direct sales strategy, rather than relying solely on licensing collaborations for commercialization, Senomyx also will sell certain of its pure, also commonly referred to as ‘neat’, ingredients to flavor companies that can add value to the offerings by incorporating them into proprietary flavor systems for their customers.  The direct sales strategy complements Senomyx’s existing collaborations, which are based on exclusive or co-exclusive commercialization licenses with partners that pay royalties to the Company.

The Company’s first product will be its S9632 sucrose modifier, which is expected to launch in late-2013 or early-2014.  Senomyx has been demonstrating S9632 to flavor companies for end-use in non-alcoholic beverages and powdered beverages.  In addition, after a period of exclusivity for Firmenich, Senomyx can begin selling other ingredients with sweet flavor modifying properties for use in food product categories.  The new supply agreement with Firmenich provides the Company with a commercial manufacturer for S9632 and ingredients from the Sweet Taste Program that may be sold by Senomyx in the future.  The Company may also decide to directly commercialize its S6821 bitter blocker and several of its savory flavor ingredients to expand the product portfolio.

Sweet Taste Program:  Senomyx has three sweet flavor modifiers that have received regulatory approvals and are available for commercialization under license agreements with Firmenich.

S6973 can be used to restore the desired taste profile of foods and selected beverages in which sucrose has been reduced.  Products applicable for S6973 usage include virtually all food categories and selected beverages such as dairy beverages and ready-to-drink coffee and tea.  Our partner is conducting commercialization activities with S6973 in the Americas, Southeast Asia, Africa, and Australia.  Market launches of retail products that incorporate S6973 have occurred in the U.S., Latin America, Asia, and South Africa.  These products span a variety of categories including ready-to-drink and powdered beverages, dairy products, and baked goods.  Products launched with S6973 are showing promising performance based on re-order patterns, and additional launches of products that utilize S6973 are expected during the year.

During the third quarter of 2012, S9632, a new sucrose modifier, was granted a Generally Recognized As Safe (GRAS) regulatory designation, which allows commercialization in the U.S. and other countries.  Like the S6973 sucrose modifier, S9632 can be used to restore the desired taste profile of products in which sucrose has been reduced; however, S9632 is applicable for a broader range of non-alcoholic beverages that includes powdered and concentrated beverages, along with ready-to-drink and powdered forms of dairy, coffee and tea products.  Our partner has exclusive rights to commercialize S9632 for food applications and shares co-exclusive rights with Senomyx for powdered beverages.

S2383 can be used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced.  Our partner is currently commercializing S2383 for use in all food and beverage product categories.  Products that contain S2383 are being marketed in North America and Latin America.  Follow-on launches are being planned by manufacturers that currently use S2383 in their products, and additional product development work for potential usage of S2383 in a variety of products is underway.  As of April 2013, S2383 is also approved for use in the European Union.

Savory Taste Program:   Senomyx’s Savory Flavors are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Each of the Savory Flavors provides a distinct new savory taste sensation.  The Savory Flavors are very versatile and can be combined with other ingredients to create unique new flavor blends.  They can be used in a variety of food products including sauces, frozen foods, cooking aids, soups, and snack foods.

Sales and product launches of new and reformulated established products that contain a Senomyx Savory Flavor are being conducted by two Senomyx partners, both of which are global food companies.  The marketed products have been launched into the retail, industrial, and food service channels in selected countries within Africa, Asia, Latin America, and the Middle East, with additional product launches expected during this year.  Four of the Savory Flavors are now approved for use in European Union countries as of April 2013.  Senomyx’s partners for this program are exploring further opportunities to expand their customer bases and increase the number of product offerings.

Bitter Blockers Program:  Senomyx’s Bitter Blockers are intended to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  During the fourth quarter of 2012, Senomyx announced that a Company partner had initiated its first market launch of a retail product incorporating S6821 in a country in Southeast Asia.  Marketing is continuing and the partner is currently evaluating the use of S6821 in additional products and geographies.  S6821 has demonstrated activity against bitter-tasting ingredients such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia), which are used in foods and beverages.

Discovery & Development Program Updates:

Sweet Taste Program:  Senomyx is conducting development activities in support of regulatory filings for S617, a unique new flavor modifier intended to be used to restore the desired taste profile of products in which either high fructose corn syrup (HFCS) or sucrose has been reduced.  Taste tests have demonstrated that S617 allows a very meaningful reduction of HFCS and sucrose in product prototypes while maintaining the desired sweet taste.  Definitive safety studies, as well as additional regulatory-focused activities, are ongoing.  Senomyx has also identified additional promising HFCS modifiers that have distinct properties for restoring the flavor profile in reduced-sweetener products.  Optimization of multiple potential new sweet flavor modifiers is underway and the Company anticipates moving one or more additional HFCS modifiers into development later this year.

The goal of the Natural High Intensity Sweetener component of Senomyx’s Sweet Taste Program is to discover and develop novel no- or low-calorie natural high intensity sweeteners.  The Company continues to make good progress with these efforts.  Ongoing activities include further expansion of Senomyx’s natural products library, high-throughput screening of these plant-derived samples, and taste tests of samples of interest.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol.  Senomyx has identified several sample classes of new cooling agents that demonstrate a taste proof-of-concept and display preferred cooling properties, and the Company is in the early stages of the development process with a new cooling agent. Firmenich has exclusive commercialization rights for certain selected new flavors developed under the Cooling Taste Program and is currently evaluating these cooling agents for potential future commercialization.

Salt Taste Program:  The goal of Senomyx’s Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important research focus for the Company’s longer-term pipeline.  Current activities include targeted analytical approaches to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  Senomyx has assembled a proprietary database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  In addition, the Company is currently focusing a greater effort on a smaller subset of proteins that includes potential lead receptor candidates.

Intellectual Property:  Senomyx continues to be diligent in seeking protection for its intellectual property.  As of March 31, 2013, the Company is the owner or exclusive licensee of 387 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Financial Review:

At March 31, 2013, the Company held $39.9 million in cash, cash equivalents and investments available-for-sale.

Total revenues were $7.5 million for the quarter ended March 31, 2013 compared to $8.3 million for the quarter ended March 31, 2012.

Development revenues decreased to $6.0 million in the first quarter of 2013 from $7.1 million in the first quarter of 2012.  The decrease is primarily due to a $714,000 reduction in upfront license fee revenues recognized in 2013 compared to 2012 related to the $20 million in license payments under the 2009 Sweet Program collaboration with Firmenich.  There was no impact to cash flow as the license payments were received prior to 2012.  Also contributing to the decrease in development revenues was a $500,000 milestone earned in the first quarter of 2012 related to our Cooling Taste Program.  These decreases were partially offset by increases in other forms of development revenues.

Commercial revenues increased to $1.4 million for the first quarter of 2013 compared to $1.1 million for the first quarter of 2012.  The increase primarily resulted from higher commercial revenues related to our Sweet Taste Program.

Costs of commercial revenues were $101,000 for the first quarter of 2013 compared to $80,000 for the first quarter of 2012.  The increase is consistent with the corresponding increase in commercial revenues.  These amounts are comprised entirely of royalty payments related to certain in-licensed technologies.

Research and development expenses, including stock-based compensation expense, were $7.4 million for the first quarter of 2013 compared to $7.1 million for the first quarter of 2012.  The increase is primarily attributable to higher costs for outsourced activities for safety studies in support of potential future product candidate regulatory filings.

General and administrative expenses, including stock-based compensation expense, were relatively flat at $3.0 million for the first quarter of 2013 compared to $2.9 million for the first quarter of 2012.

The net loss for the quarter ended March 31, 2013 was $0.07 per share, compared to $0.05 per share for the quarter ended March 31, 2012.

Financial Outlook:

“Senomyx maintains a healthy balance sheet, including nearly $40 million in cash and no debt.  The extension of our research collaboration with Firmenich provides meaningful, non-dilutive additional funding commitments, and more importantly, it bolsters our commercial revenue opportunity through a higher royalty rate and access to additional product categories for our direct sales strategy,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

“Under the terms of our extended collaboration, we will receive $4 million in additional license payments in 2013 and another $1 million at some point in the future, but not later than July 2016.  We expect to recognize revenue on this $5 million ratably over the period April 2013 to July 2016.  We also secured $13 million in additional research funding, of which we will recognize $1.7 million of this amount in 2013 and the remaining portion will be recognized as revenue between 2014 and July 2016.  The extended collaboration was generally contemplated in our original 2013 guidance and we are therefore confirming our guidance,” Rogers added.

For the full year 2013, Senomyx continues to expect:

•                                          Total revenues of $31 million to $34 million

•                                          Total operating expenses of $41 million to $43 million, of which approximately $4 million is non-cash, stock-based compensation expense

•                                          Net loss of $8 million to $10 million

•                                          Basic and diluted net loss of $0.20 to $0.25 per share

•                                          Year-end cash, cash equivalents and investments available for sale balance greater than $30 million

Cash Status:

“With approximately $40 million in cash and no debt, as well as approximately $28 million in anticipated additional license payments and research and development payments from collaborators, we continue to be well positioned from a financial standpoint to achieve our discovery, development and commercialization objectives and we have no plans to raise money through the issuance of equity or debt,” Rogers concluded.

In addition to its quarter-end cash balance, the Company has potential future sources of cash including the following:

•                                          $28 million from current collaborators for license fees and research and development funding

•                                          $30 million in potential milestone payments under current collaborations

•                                          $18 million related to a collaboration extension option

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (888) 680-0890, and international callers should dial (617) 213-4857, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 17619083.

Participants may pre-register for the call at any time, including up to and after the call start time, athttps://www.theconferencingservice.com/prereg/key.process?key=PWBX3JFUD. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Presentation slides that will be referenced during the call are available in PDF format at http://investor.senomyx.com.  The archived webcast and slides will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

Senomyx Glossary:

SWEET TASTE PROGRAM

Sweet Flavor Modifiers S2383	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced

S6973	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

S9632	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

S617	Flavor ingredient with modifying properties that is intended to restore the desired taste profile of products in which both high fructose corn syrup (HFCS) and sucrose have been reduced

SAVORY TASTE PROGRAM

Savory Flavors S336, S807, S263, S976, S9229, S5456	Flavor ingredients that are very versatile and can be used to create new savory blends

BITTER BLOCKERS PROGRAM

Bitter Blockers S6821, S7958

Flavor ingredients with modifying properties that are used in foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM

Cooling Agents	Flavor ingredients intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in a new effort to discover and develop natural high-potency sweeteners.  Under its direct sales initiative, Senomyx is beginning to sell certain of its flavor ingredients to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2013 and future periods; the anticipated funding under existing collaboration agreements; the anticipated benefits of Senomyx’s direct sales strategy; the anticipated availability of commercial quantities of S9632 by the end of 2013; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973, S2383, S9632, S6821 and our Savory Flavors; whether the research under the Company’s sweet taste research program, including ongoing safety studies and other regulatory-focused activities for S617, will be successful and lead to the commercialization of any new flavor ingredients or natural sweeteners; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation ongoing research to evaluate and potentially move one or more additional HFCS modifiers into development, as well as our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx has no experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales strategy; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues; Senomyx is currently dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S617, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues:
Development revenues	$6,037	$7,145
Commercial revenues	1,445	1,137
Total revenues	7,482	8,282

Operating expenses:
Cost of commercial revenues	101	80
Research and development (including $390 and $452, respectively, of non-cash stock-based compensation)	7,380	7,139
General and administrative (including $534 and $631, respectively, of non-cash stock-based compensation)	3,020	2,941
Total operating expenses	10,501	10,160

Loss from operations	(3,019)	(1,878)

Other income	11	26

Net loss	$(3,008)	$(1,852)

Basic and diluted net loss per share	$(0.07)	$(0.05)

Weighted average shares used in computing basic and diluted net loss per share	40,459	39,819

Condensed Balance Sheets

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$39,892	$41,823
Other current assets	2,193	3,547
Property and equipment, net	7,433	7,910
Total assets	$49,518	$53,280

Accounts payable, accrued expenses and other current liabilities	$5,315	$6,538
Deferred revenues	14,826	15,580
Deferred rent	1,290	1,321
Leasehold incentive obligation	3,866	4,113
Stockholders’ equity	24,221	25,728
Total liabilities and stockholders’ equity	$49,518	$53,280